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                                                                      Exhibit 21


                  Subsidiaries of Casey's General Stores, Inc.



                 1.       Casey's Marketing Company, an Iowa corporation.

                 2.       Casey's Services Company, an Iowa corporation.


                          Both of such subsidiaries are wholly-owned by Casey's General Stores, Inc. and do business under the above names. Stores operated by Casey's Marketing Company do business under the name "Casey's General Store."